Susan E. Alderton
                                                         Chief Financial Officer
                                                                  (281) 423-3332


                                                                    EXHIBIT 99.1






FOR IMMEDIATE RELEASE

                       NL REPORTS FIRST QUARTER RESULTS


HOUSTON, TEXAS -- April 26, 1999 -- NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the first quarter of 1999 of $13.9 million, or $.27 per diluted share, compared to income from continuing operations in the first quarter of 1998 of $16.3 million, or $.31 per diluted share.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the first quarter of 1999 was $31.0 million, $8.4 million less than the first quarter of 1998, primarily due to lower production and sales volumes, partially offset by higher average selling prices. Kronos' first-quarter sales volume decreased 16% from the record sales volume in the first quarter of 1998 as worldwide demand weakened, particularly in Europe. In response to this lower demand, the Company reduced its production rates to more closely match its sales volumes. Kronos' average selling prices during the first quarter of 1999 were 5% higher than the first quarter of 1998 and were even with the third and fourth quarters of 1998.

Interest expense in the first quarter of 1999 was $6.6 million less than the first quarter of 1998 due to significantly lower levels of outstanding debt.

The Company's net debt at March 31, 1999 was $225 million (total debt of $377 million less cash of $152 million).

Discontinued operations in 1998 represent the Company's former specialty chemical operations which were sold in January 1998.

A conference call for the investment community is scheduled for April 26, 1999 at 10:00 a.m., EDT. Mr. J. Landis Martin will host the call. Participants can access the call by dialing 1-888-810-3143 (domestic) and 212-547-0478 (international). The passcode is NL Earnings. A taped replay of the call will be available one hour after the conference call through May 7, 1999 by calling 1-800-839-2204 (domestic) and 402-998-0550 (international), and using access code 56489.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are based on management's beliefs and assumptions made by management based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, possible disruptions of normal business activities from Year 2000 issues, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize, or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

                             NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                     (In millions, except per share data)
                                 (Unaudited)



                                                                Quarters ended
                                                                   March 31,
                                                                ---------------
                                                                 1998     1999
                                                                ------   ------
REVENUES AND OTHER INCOME:
  Net sales                                                     $222.6   $201.6
  Other income, excluding corporate                                1.4      3.7
                                                                ------   -------
                                                                 224.0    205.3

Cost of sales                                                    156.9    147.0
Selling, general and administrative, excluding corporate          27.7     27.3
                                                                ------   -------
    OPERATING INCOME                                              39.4     31.0

Corporate income (expense):
  Securities earnings                                              3.8      1.6
  Expenses, net                                                   (4.2)    (4.2)
  Interest expense                                               (16.4)    (9.8)
                                                                ------    ------

    Income from continuing operations before income
     taxes                                                        22.6     18.6

Income tax expense                                                 6.3      4.7
                                                                ------    ------

    INCOME FROM CONTINUING OPERATIONS                             16.3     13.9

Discontinued operations                                          287.0       -
Extraordinary item - early extinguishment of debt                 (2.3)      -
                                                                ------    ------

    NET INCOME                                                  $301.0    $13.9
                                                                ======    ======


                             NL INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME, Continued

                     (In millions, except per share data)
                                 (Unaudited)


                                                                 Quarters ended
                                                                   March 31,
                                                                 ---------------
                                                                 1998      1999
                                                                 -----     -----
Basic earnings per share:
  Continuing operations                                          $ .32     $ .27
  Discontinued operations                                         5.60       -
  Extraordinary item                                              (.05)      -
                                                                 -----     -----

    Net income                                                   $5.87     $ .27
                                                                 =====     =====



Diluted earnings per share:
  Continuing operations                                          $ .31     $ .27
  Discontinued operations                                         5.54       -
  Extraordinary item                                              (.05)      -
                                                                 -----     -----

    Net income                                                   $5.80     $ .27
                                                                 =====     =====



SHARES USED IN THE CALCULATION OF EARNINGS PER SHARE:
  Basic shares                                                   51.3      51.8
  Dilutive impact of stock options                                 .6        .1
                                                                 -----     -----
  Diluted shares                                                 51.9      51.9
                                                                 =====     =====